Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2021 SECOND QUARTER FINANCIAL RESULTS

AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (July 28, 2021) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, announced its second quarter 2021 results and quarterly dividend. On July 28, 2021, the Board of Directors announced a quarterly common stock cash dividend of $0.28 per common share, payable on August 20, 2021, to shareholders on record on August 9, 2021. Select highlights for the second quarter include:

•	Net income of $3.0 million
•	Deposit growth of $31.4 million
•	Basic and diluted earnings per share of $0.87
•	Loan activity:
▪	Production - $122.0 million
▪	PPP forgiveness - $38.0 million
▪	Sales - $24.6 million
▪	Net growth - $3.5 million

Brandon Lorey, President and CEO, stated “Despite continued PPP runoff of $38 million and continued loan sales, I am thrilled to announce that the Bank broached the $1.2 billion mark in the second quarter through record annualized loan production of $488 million. We are poised for continued organic growth in our markets with strong core deposit and lending performance. The Bank also increased its quarterly dividend by $.01 in the quarter and maintained the Bank’s long-standing tradition of sharing its successes with its shareholders. I would like to thank our employees for their continued focus on serving the financial needs of our customers as we maneuver through 2021.”

Income Statement Review

Net income for the quarter ended June 30, 2021 was $3.0 million reflecting an increase of 4.9% from the quarter ended March 31, 2021 and an increase of 6.5% from the quarter ended June 30, 2020. The increase from both periods was mainly driven by net interest income increases related to net loan growth and reduced interest expense on deposit accounts.  Net income was $2.9 million for the three-month period ended March 31, 2021 and $2.8 million for the quarter ended June 30, 2020.

Net interest income for the quarters ended June 30, 2021 and March 31, 2021 was $10.0 million and $9.5 million, respectively. Net interest income was $8.8 million for the quarter ended June 30, 2020.  The increase in net interest income from the quarters ended March 31, 2021 and June 30, 2020 resulted primarily from growth in the Company’s loan portfolio and reduced interest expense on deposit accounts.

Total loan interest income was $9.7 million and $9.4 million for the quarters ended June 30, 2021 and March 31, 2021, respectively.  Total loan interest income was $8.8 million for the quarter ended June 30, 2020. Total loan interest income increased $752 thousand or 7.8% from the quarter ended June 30, 2020 to the quarter ended June 30, 2021. Average loans for the quarter ended June 30, 2021 were $875.8 million compared to $750.0 million for the quarter ended June 30, 2020.  The tax equivalent yield on average loans for the quarter ended June 30, 2021 was 4.47%, a decrease of one basis point from the quarter ended March 31, 2021 and down 25 basis points from the 4.72% average yield for the same time period in 2020. The majority of this decrease in yield can be attributed to the SBA Paycheck Protection Program ("PPP") loans. The average balance of SBA PPP loans outstanding during the quarter ended June 30, 2021 was $94.6 million.  These loans which have a 1.00% interest rate, which is much lower than the existing portfolio's yield.

Interest and dividend income from the investment portfolio was $649 thousand for the quarter ended June 30, 2021 compared to $596 thousand for the quarter ended March 31, 2021. Interest income and dividend income from the investment portfolio was $882 thousand for the quarter ended June 30, 2020. Average investments for the quarter ended June 30, 2021 were $175.5 million compared to $162.1 million for the quarter ended March 31, 2021. Average investments were $154.4 million for the quarter ended June 30, 2020. The tax equivalent yield on average investments for the quarter ended June 30, 2021 was 1.55%, down two basis points from 1.57% for the quarter ended December 31, 2020 and down 85 basis points from 2.40% for the quarter ended June 30, 2020.

Total interest expense was $434 thousand for the three months ended June 30, 2021 and $487 thousand and $904 thousand for three months ended March 31, 2021 and June 30, 2020, respectively. The decrease in interest expense resulted from the reduction in interest rates paid on deposit accounts. The average cost of interest-bearing liabilities decreased five and 39 basis points when comparing the quarter ended June 30, 2021 to the quarters ended March 31, 2021 and  June 30, 2020, respectively. The average balance of interest-bearing liabilities increased $26.4 million from the quarter ended March 31, 2021 to the quarter ended June 30, 2021. The average balance of interest-bearing liabilities increased $72.0 million from the quarter ended June 30, 2020 to the same period in 2021.

The net interest margin was 3.56% for the quarter ended June 30, 2021. For the quarters ended March 31, 2021 and June 30, 2020, the net interest margin was 3.62% and 3.70%, respectively. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.

Noninterest income was $2.7 million for the quarter ended June 30, 2021, which represented an increase of $223 thousand or 9.2% from the $2.4 million for the three months ended March 31, 2021. The increase was driven mostly by the $359 thousand gain on sale of loans held for sale recognized during the quarter ended June 30, 2021.   Noninterest income for the quarter ended June 30, 2020 was $2.4 million. The increase between the quarters ended June 30, 2021 and June 30, 2020 was driven by several factors included the gain on sale of loans held for sale as well as increases in ATM fee income. In addition, during the second quarter of 2021, the Company received $198 thousand in distributions of income from investments in small business investment companies (SBICs). These increases were partially offset by loss on sale of AFS securities.

Noninterest expense increased $811 thousand, or 10.2%, to $8.7 million for the quarter ended June 30, 2021 from $7.9 million for the quarter ended March 31, 2021.  Noninterest expense was $7.0 million for the quarter ended June 30, 2020, representing an increase of $1.7 million or 24.4% when comparing to the quarter ended June 30, 2021 to the quarter ended June 30, 2020. Much of this increase resulted from the increase in salaries and benefits expenses. Annual pay increases, newly hired employees, incentive plan accruals and increased insurance costs have attributed to these increases. The number of full-time equivalent employees (FTEs) has increased from 189 and 195 at June 30, 2020 and March 31, 2021, respectively, to 213 at June 30, 2021.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets increased from $4.8 million or 0.41% of total assets at March 31, 2021 to $5.4 million or 0.44% of total assets at June 30, 2021. This increase resulted from one loan totalling $500 thousand over 90 days past due and still accruing at the quarter ended June 30, 2021. This loan has matured and the borrowers are in the process of selling the collateral. Closing on the collateral is scheduled for August 2021. Nonperforming assets were $5.3 million at June 30, 2020.  Total nonaccrual loans were $4.4 million at June 30, 2021 and $4.3 million at March

31, 2021. Nonaccrual loans were $4.2 million at June 30, 2020. The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans.  Other real estate owned was at $423 thousand at June 30, 2021 and $515 thousand at March 31, 2021.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At June 30, 2021, the Company had 17 troubled debt restructurings totalling $2.8 million. Approximately $2.0 million or 14 loans are performing loans, while the remaining loans are on non-accrual status. At March 31, 2021, the Company had 18 troubled debt restructurings totalling $3.4 million. Approximately $2.6 million or 15 loans were performing loans, while the remaining loans were on non-accrual status.

The Company realized $58 thousand in net recoveries for the quarter ended June 30, 2021 versus $61 thousand in net recoveries for the three months ended March 31, 2021. During the three months ended June 30, 2020, $226 thousand in net recoveries were recognized. The amount of provision for loan losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The Company recorded a provision for loan losses of $284 thousand for the quarter ended June 30, 2021. The Company recognized provision for loan losses of $599 thousand and $752 thousand for the quarters ended March 31, 2021 and June 30, 2020, respectively. The provision for the quarters ended June 30, 2021, March 31, 2021 and June 30, 2020 resulted mostly from loan growth during the quarter. The ratio of allowance for loan losses to total loans was 0.92% at June 30, 2021 and 0.88% at March 31, 2021.  The ratio of allowance for loan losses to total loans was 0.81% at June 30, 2020. Excluding outstanding PPP loans, the allowance for loan losses as a percentage of total loans was 0.98% at June 30, 2021 and March 31, 2021 and 0.94% as June 30, 2020. The ratio of allowance for loan losses to total nonaccrual loans was 182.71% at June 30, 2021.  The ratio of allowance for loan losses to total nonaccrual loans was 179.82% and 158.08% at March 31, 2021 and June 30, 2020, respectively. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Total Consolidated Assets

Total consolidated assets of the Company at June 30, 2021 were $1.22 billion, which represented an increase of $34.2 million or 2.9% from total assets of $1.19 billion at March 31, 2021. At June 30, 2020 total consolidated assets were $1.02 billion. Total loans increased $3.5 million from $875.0 million at March 31, 2021 to $878.4 million at June 30, 2021. While net loan growth was relatively flat for the second quarter, loan production remained strong at $122.0 million.  Furthermore, during the quarter, $38.1 million in SBA PPP loans were forgiven and $22.6 million in loans were sold. The Company sold $4.6 million in mortgage loans on the secondary market and $18.0 million of loans from the commercial and consumer loan portfolios. These loan sales resulted in gains of $359 thousand. During the second quarter of 2021, $38.1 million in SBA PPP loans were forgiven. Total securities increased $2.5 million from $175.0 million at March 31, 2021, to $177.5 million at June 30, 2021. At June 30, 2020 total investment securities were $146.9 million and total loans were $788.9 million. The growth in total loans and total assets was largely due to regular loan portfolio growth as the Company expands lending types and markets.

Deposits and Other Borrowings

Total deposits increased $31.4 million to $1.10 billion at June 30, 2021 from $1.07 billion at March 31, 2021. At June 30, 2020 total deposits were $907.9 million.  The growth in deposits was mainly organic growth as we expand and grow into newer market areas.

The Company had no outstanding borrowings from the Federal Home Loan Bank of Atlanta at June 30, 2021, December 31, 2020 or June 30, 2020.

Equity

Shareholders’ equity was $107.6 million and $105.1 million at June 30, 2021 and March 31, 2021, respectively. Shareholders’ equity was $101.6 million at June 30, 2020. The book value of the Company at June 30, 2021 was $31.59 per common share. Total common shares outstanding were 3,437,782 at June 30, 2021. On July 28, 2021, the board of directors declared a $0.28 per common share cash dividend for shareholders of record as of August 9, 2021 and payable on August 20, 2021.

COVID-19 Impacts

The COVID-19 crisis has changed our communities, both in the way we live and the way we do business. While circumstances continue to change, the Company is continuing to steadfastly work to meet and exceed the needs of its customers, employees, and the communities in which it does business. Customers’ banking needs have continued to be fulfilled through multiple banking channels including mobile, digital, and adjusted-schedule physical.  In efforts to assist local businesses during this pandemic, the Company has originated 1,372 PPP loans (through two rounds of lending), totalling $132.1 million, into the hands of our community’s small businesses. During the quarter ended June 30, 2021, $38.0 million of PPP loans were forgiven. As of June 30, 2021, $48.2 million in PPP loans are still outstanding. In addition to local small businesses, the Company is also working with its consumer and commercial customers through its loan deferral program whereby customers experiencing hardships due to COVID-19 may be granted a deferral in loan payments for up to 90 days. As of June 30, 2021, the Company had approved 256 deferrals with current loan balances totalling approximately $107.1 million for its customers experiencing hardships related to COVID-19. As of June 30, 2021, 254 loans with loan balances totalling approximately $107.0 million had begun making payments on their loans after the deferral date had passed.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the effects of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity requirements; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	2Q21	1Q21	4Q20	3Q20	2Q20
Net Income (dollars in thousands)	$3,003	$2,862	$2,506	$3,406	$2,819
Earnings per share, basic	$0.87	$0.84	$0.74	$0.99	$0.83
Earnings per share, diluted	$0.87	$0.84	$0.74	$0.99	$0.83
Return on average total assets	1.01%	1.02%	0.91%	1.30%	1.11%
Return on average total equity	11.47%	11.04%	9.56%	13.21%	11.25%
Dividend payout ratio	31.03%	32.14%	35.14%	26.26%	31.33%
Fee revenue as a percent of total revenue	15.79%	15.62%	15.61%	15.85%	15.39%
Net interest margin (1)	3.56%	3.62%	3.63%	3.86%	3.70%
Yield on average earning assets	3.71%	3.81%	3.85%	4.14%	4.08%
Rate on average interest-bearing liabilities	0.27%	0.32%	0.40%	0.48%	0.64%
Net interest spread	3.44%	3.49%	3.45%	3.66%	3.44%
Tax equivalent adjustment to net interest income (dollars in thousands)	$50	$53	$56	$61	$64
Non-interest income to average assets	0.89%	0.86%	0.81%	0.84%	0.95%
Non-interest expense to average assets	2.95%	2.82%	2.92%	2.84%	2.76%
Efficiency ratio (2)	67.83%	66.25%	69.21%	64.43%	65.45%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	2Q21	1Q21	4Q20	3Q20	2Q20
BALANCE SHEET RATIOS
Loans to deposits	79.90%	81.93%	82.55%	84.35%	86.90%
Average interest-earning assets to average-interest bearing liabilities	176.80%	174.95%	175.23%	173.54%	168.79%
PER SHARE DATA
Dividends	$0.27	$0.27	$0.26	$0.26	$0.26
Book value	31.59	30.92	31.05	30.65	29.97
Tangible book value	31.59	30.92	31.05	30.65	29.97
SHARE PRICE DATA
Closing price	$34.10	$31.99	$29.50	$25.20	$25.71
Diluted earnings multiple(1)	9.80	9.52	9.97	6.36	7.74
Book value multiple(2)	1.08	1.03	0.95	0.82	0.86
COMMON STOCK DATA
Outstanding shares at end of period	3,437,782	3,429,686	3,405,035	3,416,013	3,409,689
Weighted average shares outstanding	3,433,057	3,426,839	3,410,220	3,413,304	3,409,689
Weighted average shares outstanding, diluted	3,433,057	3,426,839	3,410,220	3,413,304	3,409,689
CAPITAL RATIOS
Total equity to total assets	8.83%	8.87%	9.30%	9.68%	9.93%
CREDIT QUALITY
Net charge-offs to average loans	(0.01)%	(0.01)%	0.03%	(0.02)%	(0.03)%
Total non-performing loans to total loans	0.56%	0.49%	0.58%	0.53%	0.62%
Total non-performing assets to total assets	0.44%	0.41%	0.48%	0.44%	0.52%
Non-accrual loans to:
total loans	0.51%	0.49%	0.58%	0.53%	0.54%
total assets	0.36%	0.36%	0.43%	0.40%	0.41%
Allowance for loan losses to:
total loans	0.92%	0.88%	0.85%	0.83%	0.81%
non-performing assets	151.22%	160.64%	130.46%	140.10%	119.00%
non-accrual loans	182.71%	179.82%	146.85%	155.10%	158.08%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$500	$—	$—	$—	$665
Non-accrual loans	4,432	4,313	4,832	4,286	4,238
Other real estate owned and repossessed assets	423	515	607	442	442
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$19	$5	$300	$22	$76
(Recoveries)	(77)	(66)	(33)	(218)	(302)
Net charge-offs (recoveries)	(58)	(61)	267	(196)	(226)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$284	$599	$702	$100	$752
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$7,756	$7,096	$6,661	$6,365	$5,387
Provision	284	599	702	100	752
Net charge-offs (recoveries)	(58)	(61)	267	(196)	(226)
Balance at the end of period	$8,098	$7,756	$7,096	$6,661	$6,365

(1)

The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)

The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 06/30/2021	Unaudited 03/31/2021	Audited 12/31/2020	Unaudited 9/30/2020	Unaudited 6/30/2020
Assets
Cash and due from banks	$104,229	$86,916	$79,698	$63,774	$38,099
Federal funds sold	234	234	222	270	264
Securities available for sale, at fair value	177,536	175,033	166,222	153,688	146,885
Loans, net of allowance for loan losses	870,344	867,195	829,238	799,040	782,569
Bank premises and equipment, net	18,627	18,822	18,725	18,906	19,047
Other assets	48,174	36,757	36,047	37,582	36,037
Total assets	$1,219,144	$1,184,957	$1,130,152	$1,073,260	$1,022,901
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$441,051	$435,296	$407,576	$379,198	$351,547
Savings and interest bearing demand deposits	532,269	504,775	476,864	446,687	417,458
Time deposits	126,078	127,918	128,658	129,353	138,905
Total deposits	$1,099,398	$1,067,989	$1,013,098	$955,238	$907,910
Federal Home Loan Bank advances	—	—	—	—	—
Other liabilities	12,144	11,904	11,980	14,139	13,422
Commitments and contingent liabilities	—	—	—	—	—
Total liabilities	$1,111,542	$1,079,893	$1,025,078	$969,377	$921,332
Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	8,515	8,495	8,460	8,472	8,473
Surplus	11,426	11,021	10,811	10,862	10,771
Retained earnings	86,539	84,462	82,524	80,907	78,388
Accumulated other comprehensive income	1,122	1,086	3,279	3,642	3,937
Total shareholders' equity	$107,602	$105,064	$105,074	$103,883	$101,569
Total liabilities and shareholders' equity	$1,219,144	$1,184,957	$1,130,152	$1,073,260	$1,022,901

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020
Interest and Dividend Income
Interest and fees on loans	$9,749	$9,408	$9,249	$9,312	$8,773
Interest on federal funds sold	—	—	—	—	—
Interest and dividends on securities available for sale:
Taxable interest income	530	466	588	660	715
Interest income exempt from federal income taxes	107	118	127	142	152
Dividends	12	12	14	28	15
Interest on deposits in banks	15	12	12	8	6
Total interest and dividend income	$10,413	$10,016	$9,990	$10,150	$9,661
Interest Expense
Interest on deposits	$434	$487	$592	$683	$879
Interest on Federal Home Loan Bank advances	—	—	—	—	25
Total interest expense	$434	$487	$592	$683	$904
Net interest income	$9,979	$9,529	$9,398	$9,467	$8,757
Provision For Loan Losses	284	599	702	100	752
Net interest income after provision for loan losses	$9,695	$8,930	$8,696	$9,367	$8,005
Noninterest Income
Income from fiduciary activities	$399	$341	$317	$381	$403
Service charges on deposit accounts	241	217	246	220	170
Other service charges and fees	1,354	1,309	1,255	1,251	1,147
Gain on the sale of bank premises and equipment	—	—	5	—	—
(Loss) gain on sales of AFS securities	(52)	76	—	158	529
Gain on sale of loans HFS	359	—	—	—	—
Officer insurance income	118	105	93	102	143
Other operating income	231	379	335	104	30
Total noninterest income	$2,650	$2,427	$2,251	$2,216	$2,422
Noninterest Expenses
Salaries and employee benefits	$5,310	$4,716	$4,874	$4,739	$4,373
Occupancy expenses	413	456	380	414	403
Equipment expenses	238	224	222	282	252
Advertising and marketing expenses	198	108	198	152	152
Stationery and supplies	60	38	50	28	34
ATM network fees	312	250	272	252	243
Other real estate owned expenses	6	(1)	13	(3)	(3)
Loss (gain) on the sale of other real estate owned	92	10	(11)	—	—
FDIC assessment	133	107	105	75	41
Computer software expense	281	189	198	200	161
Bank franchise tax	195	189	177	178	176
Professional fees	369	460	261	188	317
Data processing fees	373	402	493	301	382
Other operating expenses	747	768	855	659	483
Total noninterest expenses	$8,727	$7,916	$8,087	$7,465	$7,014
Income before income taxes	$3,618	$3,441	$2,860	$4,118	$3,413
Income Tax Expense	615	579	354	712	594
Net income	$3,003	$2,862	$2,506	$3,406	$2,819
Earnings Per Share
Net income per common share, basic	$0.87	$0.84	$0.74	$0.99	$0.83
Net income per common share, diluted	$0.87	$0.84	$0.74	$0.99	$0.83

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	June 30, 2021			March 31, 2021			June 30, 2020
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Securities:
Taxable	$159,246	$542	1.36%	$144,177	$478	1.35%	$131,702	$730	2.23%
Tax-Exempt (1)	16,237	135	3.35%	17,897	149	3.38%	22,716	192	3.40%
Total Securities	$175,483	$677	1.55%	$162,074	$627	1.57%	$154,418	$922	2.40%
Loans:
Taxable	$862,078	$9,667	4.50%	$840,368	$9,326	4.50%	$736,584	$8,685	4.74%
Non-accrual	4,280	—	—%	4,581	—	—%	3,263	—	—%
Tax-Exempt (1)	9,473	104	4.39%	9,560	104	4.43%	10,166	112	4.43%
Total Loans	$875,831	$9,771	4.47%	$854,509	$9,430	4.48%	$750,013	$8,797	4.72%
Federal funds sold	234	—	0.08%	210	—	0.08%	710	—	0.02%
Interest-bearing deposits in other banks	83,366	15	0.08%	60,474	12	0.08%	55,958	6	0.04%
Total earning assets	$1,130,634	$10,463	3.71%	$1,072,686	$10,069	3.81%	$957,836	$9,725	4.08%
Allowance for loan losses	(7,862)			(7,253)			(5,532)
Total non-earning assets	78,573			73,143			68,401
Total assets	$1,201,345			$1,138,576			$1,020,705
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$144,914	$79	0.22%	$130,849	$74	0.23%	$102,651	$75	0.30%
Money market accounts	213,311	148	0.28%	209,851	155	0.30%	175,199	220	0.51%
Savings accounts	155,065	22	0.06%	144,460	21	0.06%	119,045	34	—%
Time deposits:
$250,000 and more	67,706	114	0.67%	68,478	153	0.90%	80,099	372	1.87%
Less than $250,000	58,520	71	0.49%	59,518	84	0.57%	59,714	178	1.19%
Total interest-bearing deposits	$639,516	$434	0.27%	$613,156	$487	0.32%	$536,708	$879	0.66%
Federal Home Loan Bank advances	—	—	—%	—	—	—%	30,769	25	0.33%
Total interest-bearing liabilities	$639,516	$434	0.27%	$613,156	$487	0.32%	$567,477	$904	0.64%
Noninterest-bearing liabilities:
Demand deposits	443,397			408,015			341,020
Other Liabilities	12,265			12,309			11,437
Total liabilities	$1,095,178			$1,033,480			$919,934
Shareholders' equity	106,167			105,096			100,771
Total liabilities and shareholders' equity	$1,201,345			$1,138,576			$1,020,705
Net interest income		$10,029			$9,582			$8,821
Net interest spread			3.44%			3.49%			3.44%
Interest expense as a percent of average earning assets			0.15%			0.18%			0.38%
Net interest margin			3.56%			3.62%			3.70%

(1)	Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020
GAAP Financial Measurements:
Interest Income - Loans	$9,749	$9,408	$9,249	$9,312	$8,773
Interest Income - Securities and Other Interest-Earnings Assets	664	608	741	838	888
Interest Expense - Deposits	434	487	592	683	879
Interest Expense - Other Borrowings	—	—	—	—	25
Total Net Interest Income	$9,979	$9,529	$9,398	$9,467	$8,757
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$22	$22	$22	$23	$24
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	28	31	34	38	40
Total Tax Benefit on Tax-Exempt Interest Income	$50	$53	$56	$61	$64
Tax-Equivalent Net Interest Income	$10,029	$9,582	$9,454	$9,528	$8,821